Exhibit 10.14

AMENDMENT TO THE

UNOVA, INC. RESTORATION PLAN

This amendment to the UNOVA, Inc. Restoration Plan (the “Plan”) is made in accordance with Section 11.1 of the Plan, and is effective as of the dates provided herein.

1.             Section 3.6 of the Plan is amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, and solely for purposes of the 2002 calendar year, Annual Compensation shall also include all amounts of cash compensation payable in the 2002 calendar year, whether as base salary or bonus amounts, that an Affected Employee elects to forgo in order to receive stock options pursuant to a Board resolution granting stock options to officers of UNOVA, Inc. in lieu of cash compensation.

2.             The Plan is amended by adding the following Supplement A at the end thereof:

Supplement A - Open Windows and Other Special Benefits

A.1.         Corporate Office Open Windows.  Effective for years beginning on or after January 1, 2000, and notwithstanding anything to the contrary in the Plan, the Board may, by resolution, extend to certain Affected Employees a package of benefits, including certain enhancements of existing benefits under the Plan, as well as under other pension and retirement plans and arrangements sponsored by the Company, as an inducement to make a decision to retire from the Company.  Eligibility criteria for such benefits shall be set forth in such resolution.  If specified in such resolution, such enhancements shall include (a) deeming an eligible Affected Employee to have satisfied the vesting requirement of Section 6.4, and (b) calculating and distributing to such Affected Employee the Annual Benefit as described under Section 6.1 without the reduction otherwise described in Section 6.2.  As a result, the Annual Benefit in such case would commence as soon as is practicable after the Termination of Employment of such Affected Employee.

A.2.         Special Benefit Relating to Daniel S. Bishop

Effective July 30, 2004, the Annual Benefit payable to Daniel S. Bishop shall be calculated and distributed as described under Section 6.1 without the reduction otherwise described in Section 6.2.  As a result, the Annual Benefit payable to Mr. Bishop shall commence as soon as is practicable after such date.

IN WITNESS WHEREOF, UNOVA, Inc., by its duly authorized representatives, has caused this Amendment to be executed in its name and on its behalf on this      day of August, 2004.

UNOVA, INC.

	By	/s/ MICHAEL E. KEANE
Michael E. Keane

WITNESS

	By	/s/ KENNETH L. COHEN
Kenneth L. Cohen

WITNESS